Exhibit 4.2

                        CROSS MEDIA MARKETING CORPORATION

                           CERTIFICATE OF DESIGNATION
                                       OF
                              SERIES C CONVERTIBLE
                                 PREFERRED STOCK

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)

            The undersigned, the authorized officer of Cross Media Marketing Corporation, a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the "DGCL") does hereby certify that, in accordance with Section 141 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation on November 6 2002:

            RESOLVED, that the Executive Committee of the Board of Directors, pursuant to authority expressly vested in it by the Board, hereby authorizes the issuance of a series of Preferred Stock, par value $.001 per share, of the Corporation, and hereby fixes the designation, preferences, rights and other terms thereof, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

                              SERIES C CONVERTIBLE
                                 PREFERRED STOCK

            Section 1. Designation and Amount: Stated Capital. The shares of such series shall be designated as "Series C Convertible Preferred Stock" (the "Series C Convertible Preferred Stock"), the par value thereof shall be $.001 per share and the number of shares constituting the Series C Convertible Preferred Stock shall be 2,000. The amount to be represented in stated capital at all times for each share of Series C Convertible Preferred Stock shall be $950.00 (the "Stated Value").

            Section 2. Rank. With respect to dividend rights and rights on liquidation, winding-up and dissolution, the Series C Convertible Preferred Stock will rank: (i) senior to: (A) the common stock, par value $0.001 per share (the "Common Stock") of the Corporation; (B) all other classes of common stock of the Corporation; and (C) each other class or series of preferred stock of the Corporation now or hereafter established by the Board of Directors (the "Board of Directors" or the "Board") of the Corporation, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series C Convertible Preferred Stock as to dividend and

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redemption rights and rights on liquidation, winding-up and dissolution of the
Corporation (collectively referred to as "Junior Stock"); (ii) on a parity with each other class or series of preferred stock of the Corporation established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series C Convertible Preferred Stock as to dividend and redemption rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"); and
(iii) junior to each class or series of preferred stock of the Corporation established hereafter by the Board, the terms of which class or series expressly provide that such class or series will rank senior to the Series C Convertible Preferred Stock as to dividend and redemption rights or rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Stock").

            Section 3. Dividends and Distributions.

            (a) The holders of shares of Series C Convertible Preferred Stock shall be entitled to receive dividends at an annual rate of 8%, payable at the option of the Company, in cash or shares of Common Stock.

            (b) Dividends shall accrue and be payable monthly, in arrears, on the last day of each month, beginning January 31, 2003 (each, a "Dividend Payment Date"); provided, however, that all accrued and unpaid dividends with respect to any share of Series C Convertible Preferred Stock shall be payable on the date that such share is redeemed in accordance with Section 7 or Section 8 or on the Put Date if shares Put to the Corporation in accordance with Section 9.

            (c) In the event that the Corporation elects to make a dividend payment in shares of Common Stock, the number of shares of Common Stock issuable as payment of such dividend shall be determined by dividing the total amount of dividends due by the Fair Market Value (defined in Section 14(a)) of the Common Stock on the Dividend Payment Date.

            (d) The holders of Series C Convertible Preferred Stock shall not be entitled to receive any dividends or other distributions, except as set forth in this Section 3.

            Section 4. Liquidation Preference. In the event of a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Series C Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, a sum in cash equal to the Stated Value per share (the "Liquidation Preference"), together with an amount equal to the dividends accrued and unpaid thereon (whether or not declared) to the date of final distribution to such holders, without interest, and no more, before any payment shall be made or any assets distributed to the holders of any Junior Stock; provided, however, that such rights shall accrue to the holders of Series C Convertible Preferred Stock only if the Corporation's payments with respect to the liquidation preference of the holders of Senior Stock are fully met. After the liquidation preferences of the Senior Stock are fully met, the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series C Convertible Preferred Stock and any Parity Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After


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payment in full of the accrued and unpaid dividends and the Liquidation
Preference of the shares of Series C Convertible Preferred Stock as provided in this Section 4, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding-up of the Corporation.

      Section 5. No Sinking Fund.

            The shares of Series C Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

            Section 6. Conversion.

            (a) Subject to Section 9, at any one time after the date of initial issuance of the Series C Convertible Preferred Stock (the "Initial Issuance Date"), the holders of the Series C Convertible Preferred Stock shall have the right, to convert the Series C Convertible Preferred Stock into shares of Common Stock in accordance with this Section 6. The conversion rights in this Section 6 must be exercised as to all of the shares of Series C Convertible Preferred Stock, except for any shares of Series C Convertible Preferred Stock redeemed by the Corporation in accordance with Section 7 or Section 8 or put to the Corporation by the Majority Holders (defined in Section 14(b)) in accordance with Section 9. Each share of Series C Convertible Preferred Stock shall be convertible at the Corporation's office into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) (the "Conversion Shares") as shall be equal to the Conversion Rate (as hereinafter defined) in effect at the time of conversion. The "Conversion Rate" shall be equal to (i) $950 divided by (ii) the lesser of
(A) $11.991 (the "Closing Price") and (B) the greater of (x) Fair Market Value (defined in Section 14(a)) on the Valuation Date (defined in Section 14(c)) and
(y) $10.1924 (the "Floor Price"); provided, however, that in the event that any shares of Series C Convertible Preferred Stock are converted into shares of Common Stock following the Trigger Date (as defined in Section 9(a)), the Conversion Rate shall be equal to (1) $190.00 divided by (2) $5.00 (the "Trigger Price").

            (b) The right of the holders of Series C Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purposes to the Corporation or its agent, as provided above, certificates representing the shares of Series C Convertible Preferred Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer and a written notice of conversion executed by the Majority Holders. If the holders of shares of Series C Convertible Preferred Stock elect to convert less than all of the shares following (i) the Corporation's mailing of a notice of redemption in accordance with Section 7, or (ii) the Majority Holders' mailing of a Put Notice in accordance with Section 9, the Conversion will be effected on the Optional Redemption Date (as defined in Section 7(b)) or the Put Date (as defined in
Section 9(b)), as the case may be, and the holders of Series C Convertible Preferred Stock may condition such conversion upon the redemption of the shares of Series C Convertible Preferred Stock not being so converted. A notice of conversion shall not be effective unless (i) executed by the Majority Holders and (ii) either (A) states that all of the shares of Series C Convertible


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

Preferred Stock are being converted or (B) is accompanied by a Put Notice executed by the Majority Holders in accordance with Section 9 for the shares of Series C Convertible Preferred Stock not being so converted. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery upon conversion of shares of Common Stock or other securities or property in a name other than that of the holder of the shares of the Series C Convertible Preferred Stock being converted, and the Corporation shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

      (c) The Corporation shall take all action necessary so that a number of shares of the authorized but unissued Common Stock (or common stock in the case of any successor corporation) sufficient to provide for the conversion of the Series C Convertible Preferred Stock outstanding upon the basis hereinbefore provided are at all times reserved by the Corporation, free from preemptive rights, for such conversion, subject to the provisions of Section 6(d). If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series C Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series C Convertible Preferred Stock on the new basis.

      (d) Subject to the Corporation's rights under Section 7, in case of any consolidation or merger of the Corporation with any other corporation or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange, in each case pursuant to which all of the outstanding shares of Common Stock are converted into other securities, cash or other property, the Corporation shall make appropriate provision or cause appropriate provision to be made so that each holder of shares of Series C Convertible Preferred Stock then outstanding shall have the right thereafter (in lieu of the right to convert into Common Stock, which right shall cease) to convert such shares of Series C Convertible Preferred Stock into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such shares of Series C Convertible Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If, in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other property upon completion of such transaction, the Corporation shall provide or cause to be provided each holder of Series C Convertible Preferred Stock the right to elect the securities, cash (other than by the exercise of appraisal rights) or other property into which the Series C Convertible Preferred Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election). The Corporation shall not effect any such transaction unless the


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

provisions of this Section 6(d) have been complied with. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

            (e) Upon the surrender of certificates representing shares of Series C Convertible Preferred Stock, the person converting shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other property as herein provided.

            (f) No fractional shares of Common Stock shall be issued upon conversion of Series C Convertible Preferred Stock but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Corporation shall pay in cash an amount equal to the product of
(i) the Fair Market Value and (ii) such fraction of a share.

            (g) The Closing Price, Floor Price and the Trigger Price shall be adjusted from time to time under certain circumstances in case the Corporation shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock into a greater number of shares, (iii) combine the shares of its outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Closing Price, the Floor Price and the Trigger Price in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series C Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which it would have owned or have been entitled to receive after the happening of such event had such Series C Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date has been established in connection with such event, the effective date for such action). An adjustment pursuant to this
Section 6(g) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or reclassification. All calculations hereunder shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

            (h) If at any time as a result of an adjustment made pursuant to
Section 6(g), the holder of any Series C Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive securities, cash, or assets other than Common Stock, the number or amount of such securities or property so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(g) above.

            (i) Except as otherwise provided, in this Section 6, no adjustment in the Closing Price, Floor Price, Trigger Price or Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.


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

            (j) Whenever the Closing Price, Floor Price or the Trigger Price is adjusted, the Corporation will give notice by mail to the holders of record of Series C Convertible Preferred Stock, which notice shall be made within 45 days after the effective date of such adjustment and shall state the adjustment, the Closing Price, the Floor Price and the Trigger Price. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

            Section 7. Optional Redemption by the Corporation

            (a) The Corporation shall have the right, at its sole option and election, made in accordance with Section 7(c), to redeem, out of funds legally available therefor, the shares of Series C Convertible Preferred Stock, in whole (or in part to the extent of any shares of Series C Convertible Preferred Stock not converted in accordance with Section 6), at a price (the "Optional Redemption Price") equal to the Stated Value.

            (b) If the Corporation shall propose to redeem any of the outstanding shares of Series C Convertible Preferred Stock as provided in
Section 7(a), notice shall be mailed by certified mail, postage paid, return receipt requested, or via overnight courier, not less than twenty five (25) days nor more than sixty (60) days prior to the date that the Corporation redeems all of then outstanding shares of Series C Convertible Preferred Stock as provided in Section 7(a) (the "Optional Redemption Date"), to the holders of record of the outstanding Series C Convertible Preferred Stock. Holders of Series C Convertible Preferred Stock shall have conversion rights in accordance with
Section 6 until the close of business on the business day immediately preceding the date fixed for redemption. In order to facilitate the redemption of shares of Series C Convertible Preferred Stock, the Board of Directors may fix a record date for the determination of shares to be redeemed and the date fixed for such redemption. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series C Convertible Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of such shares or any other shares of Series C Convertible Preferred Stock.

            (c) Each holder of the shares of Series C Convertible Preferred Stock shall surrender the certificate (or certificates) evidencing such shares to the Corporation and shall thereupon be entitled to receipt of payment for such shares as provided in Section 7(a). If, on the Optional Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares of Series C Convertible Preferred Stock shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Optional Redemption Date, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect such shares (except the right of the holders to receive the Optional Redemption Price, without interest, upon surrender of their certificates therefor) shall terminate. Any monies deposited by the Corporation pursuant to the foregoing provision and unclaimed at the end of one year from the Optional Redemption Date shall, to the extent permitted by law, be returned to the Corporation, after which the holders of shares of Series C Convertible Preferred Stock shall look only to the Corporation for the payment thereof.

            (d) The Optional Redemption Price provided for in Section 7(c) shall be subject to appropriate adjustment by the Board of Directors of the Corporation in the event of any stock split, stock dividend or similar division of shares of Series C Convertible Preferred Stock or reverse split or similar combination of the Series C Convertible Preferred Stock.

            Section 8. Mandatory Redemption by the Corporation.

            (a) The Corporation shall redeem an aggregate of one hundred eleven
(111) shares of Series C Convertible Preferred Stock per month, pro rata among the holders of the Series C Convertible Preferred Stock, on the last day of each month beginning on January 31, 2003 through May 31, 2004 and the balance of the Series C Convertible Preferred Stock on June 30, 2004 (each, a "Mandatory Redemption Date"), by paying in cash, out of funds legally available therefore, a sum per share equal to the Stated Value (the "Mandatory Redemption Price"); provided, however, that the Corporation shall not be required to make a redemption not in accordance with the DGCL.

            (b) On or prior to each Mandatory Redemption Date, each holder of the shares of Series C Convertible Preferred Stock shall surrender the certificate (or certificates) evidencing such shares entitled to be redeemed on such Mandatory Redemption Date to the Corporation and shall thereupon be entitled to receive payment of the Mandatory Redemption Price for such shares as provided in Section 8(a). If, on a Mandatory Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares of Series C Convertible Preferred Stock shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after such Mandatory Redemption Date, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect such shares (except the right of the holders to receive the Mandatory Redemption Price for such shares, without interest, upon surrender of their certificates therefor) shall terminate. Any monies deposited by the Corporation pursuant to the foregoing provision and unclaimed at the end of one year from a Mandatory Redemption Date shall, to the extent permitted by law, be returned to the Corporation, after which the holders of shares of Series C Convertible Preferred Stock shall look only to the Corporation for the payment thereof.

            (c) The Mandatory Redemption Price provided for in Section 8(a) shall be subject to appropriate adjustment by the Board of Directors of the Corporation in the event of any stock split, stock dividend or similar division of shares of Series C Convertible Preferred Stock or reverse split or similar combination of the Series C Convertible Preferred Stock.

            Section 9. Put Right.

            (a) Subject to the other provisions of this Section 9, if the Corporation defaults on any payment due to the holders of Series C Convertible Preferred Stock on any Mandatory Redemption Date in accordance with the provisions of Section 8(a) above, and such


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default continues until the latter of (i) the tenth (10th) day after such
Mandatory Redemption Date or (ii) the tenth (10th) day after the Corporation's receipt of the certificate (or certificates) evidencing the shares of Series C Convertible Preferred Stock to be so redeemed ("Trigger Date"), then, in such event, the Majority Holders shall have the right at any one time, exercisable prior to the earlier of (i) the next Mandatory Redemption Date or (ii) the cure of such default, to require the Corporation to purchase any or all of the shares of Series C Convertible Preferred Stock (the "Put") for a sum per share equal to the Stated Value (the "Put Price"); provided, however, that (i) if the Put is exercised for less than all the shares of Series C Convertible Preferred Stock, the remaining shares of Series C Convertible Preferred Stock shall automatically be converted on the Put Date (defined in Section 9(b)) in accordance with
Section 6 or (ii) the Corporation shall not be required to purchase such shares not in accordance with the DGCL.

            (b) If the Majority Holders shall propose to exercise the Put as provided in Section 9(a) notice (the "Put Notice") shall be mailed by certified mail, postage prepaid, return receipt requested or via overnight courier, of the exercise of the Put to the Corporation not less than twenty five (25) days nor more than sixty (60) days prior to the date of the exercise of the Put (the "Put Date"). On or prior to the Put Date, each holder of the shares of Series C Convertible Preferred Stock shall surrender the certificate (or certificates) evidencing such shares to the Corporation and shall thereupon be entitled to receipt of payment for the Put Price. If, on the Put Date, funds necessary for the Put Price shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares of Series C Convertible Preferred Stock shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Put Date, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect such shares (except the right of the holders to receive the Put Price, without interest, upon surrender of their certificates therefor) shall terminate. Any monies deposited by the Corporation pursuant to the foregoing provision and unclaimed at the end of one year from the Put Date shall, to the extent permitted by law, be returned to the Corporation, after which the holders of shares of Series C Convertible Preferred Stock shall look only to the Corporation for the payment thereof.

            (c) The Put Price provided for in Section 9(a) shall be subject to appropriate adjustment by the Board of Directors of the Corporation in the event of any stock split, stock dividend or similar division of shares of Series C Convertible Preferred Stock or revise split or similar combination of the Series C Convertible Preferred Stock.

            Section 10. Voting Rights.

            (a) The holders of Series C Convertible Preferred Stock will not have any voting rights except as set forth in this Section 10 or as otherwise from time to time required by law.

            (b) The affirmative vote or consent of the Majority Holders, voting separately as a class, will be required for any amendment, alteration or repeal of this Certificate of Designation, if such amendment, alteration or repeal materially and adversely affects the rights, preferences or privileges of the Series C Convertible Preferred Stock. The creation, authorization or issuance of any series or shares of any Senior Stock, Parity Stock or Junior Stock or the increase or decrease in the amount of authorized capital stock of any class, including preferred stock, shall not require the consent of holders of the Series C Convertible Preferred Stock and shall not be deemed to affect adversely the rights, preference or privileges of shares of Series C Convertible Preferred Stock. Such right of the holders of Series C Convertible Preferred Stock to vote as hereinabove provided may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof.

            (c) In any case in which the holders of Series C Convertible Preferred Stock shall be entitled to vote pursuant to this Section 10 or pursuant to Delaware law, each holder of Series C Convertible Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of Series C Convertible Preferred Stock held.

            Section 11. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

            Section 12. Preemptive Rights. The holders of the Series C Convertible Preferred Stock are not entitled to any preemptive rights.

            Section 13. Outstanding Shares. All shares of Series C Convertible Preferred Stock shall be deemed outstanding except: (i) from the date of surrender of certificates representing shares of Series C Convertible Preferred Stock for conversion into Common Stock, all shares of Series C Convertible Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Series C Convertible Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

            Section 14. Definitions.

            (a) The term "Fair Market Value" on any date shall mean the average of the closing sales price (or closing bid price if no sales prices are reported on any given day) of the Common Stock as reported on The American Stock Exchange ("AMEX") (or such other exchange or quotation medium on which the Common Stock is then traded) for the 10 consecu-tive trading days ending on the third trading day preceding a Valuation Date. If the Common Stock is not quoted on the AMEX, an exchange or other quotation medium, Fair Market Value shall be determined by the Board of Directors of the Corporation. In the event of payment of dividends in shares of Common Stock no fractional shares shall be issued but cash shall be paid in lieu of the issuance of the fractional share based upon the Fair Market Value of such fractional shares. If an event set forth in Section 6(g) which results in an adjustment to the Closing Price, Floor Price and the Trigger Price occurs during any period described above for determining Fair Market Value, the closing sale price (or closing bid price) for any day prior to such event shall be adjusted in accordance with Section 6(g).

            (b) The term "Majority Holders" means the holders of a majority of the shares of Series C Convertible Preferred Stock.

            (c) The term "Valuation Date" for purposes of determining Fair Market Value shall mean (i) the date on which the shares of Series C Convertible Preferred Stock are surren-dered to the Corporation, together with a notice of conversion, in the case of conversion of all of the shares of Series C Convertible Preferred Stock, (ii) the tenth (10th) trading day after the Corporation mails a notice of redemption, in the case of conversion (in whole or in part) after the Corporation has mailed a notice of redemption in accordance with Section 7 or (iii) the date of the Put Notice (defined in Section 9(b)), in the case of an exercise of the Put (defined in Section 9(a)) by the Majority Holders with respect to less than all of the shares of Series C Convertible Preferred Stock in accordance with Section 9(b).

            IN WITNESS WHEREOF, Cross Media Marketing Corporation has caused this certificate to be signed by Richard Kaufman, its President and Chief Operating Officer this 2nd day of April 2003.

                                    CROSS MEDIA MARKETING CORPORATION


                                    By: /s/ Richard Kaufman
                                        ---------------------------------------
                                        Name: Richard Kaufman
                                        Title: President and Chief Operating
                                               Officer